Exhibit 99.2

Tuesday, August 17, 2021

Speaker/Moderator Dial-in Instructions:

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Identify yourself to the Operator as a SPEAKER in the Staffing 360 Solutions Conference Call

Q2 Conference Call Script:

Operator:

Greetings to all, and welcome to the Staffing 360 Solutions Fiscal Q2 2021 Results Conference Call. At this time, all participants are in a listen only mode.

A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press ‘star zero’ on your telephone keypad. As a reminder, this call is being recorded.

This conference call will contain forward-looking statements within the meaning of the U.S. federal securities laws concerning Staffing 360 Solutions, Inc. The forward-looking statements are subject to a number of significant risks and uncertainties, and actual results may differ materially. Please refer to the Company’s filings with the SEC which contain and identify important risks and other factors that may cause Staffing 360 Solution’s actual results to differ from those contained in our forward-looking statements. All forward-looking statements are made as of today, August 17th, 2021, and Staffing 360 Solutions expressly disclaims any obligation to revise or to update any forward-looking statement after the date of this conference call.

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During these prepared comments, the Company may make reference to certain non-GAAP measurements such as Adjusted EBITDA. Where applicable, we have provided reconciliations of these non-GAAP measures to the most directly comparable GAAP measure.

It is now my pleasure to introduce Brendan Flood, Chairman, President and Chief Executive Officer of Staffing 360 Solutions.

Mr. Flood, you may begin.

Brendan Flood:

Thank you, Operator, and thank you to everyone who has joined us for Staffing 360’s Fiscal Q2 2021 Financial Results Conference Call.

I’m joined today by Khalid Anwar, our Principal Accounting and Principal Financial Officer.

I’m pleased to speak with you today about the solid progress we have made and the improved results we have delivered in the second quarter.

I am optimistic about the vast and growing pipeline of opportunities in the staffing business and also about the progress being made in COVID-19 vaccination efforts in the United States and United Kingdom. I will continue to stress that the well-being of our staff, contractors and clients continues to be a vital and key priority. We will discuss this in a bit more detail later in the call.

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The format of our call today will begin with my overview of our improved quarterly results – and then Khalid will provide more detail on the financials. Next, I’ll discuss how we continue to make excellent progress through the pandemic, and I’ll add more color about our strong quarter and our optimistic view of the business outlook. The line will then be opened for your questions.

Today Staffing 360 Solutions operates our seven brands with 14 US and 2 UK branches. In each of our five verticals we are seeing promising and positive indications while industry trends continue to improve.

As outlined in yesterday’s press release, revenue for Q2 2021 grew to $50.5 million dollars with gross profit up to $9.0 million dollars. Excluding firstPRO, which was disposed of in September 2020, revenue growth was 23% year-on-year and gross profit showed a markedly improved 37% uplift. We also recorded sequential quarterly growth in both revenue and gross profit, a sign of improvement in our industry.

On a Year-To-Date basis, we are within just a couple of percentage points from returning to 2020’s revenue and gross profit. Excluding the disposed business, Year-To-Date we are up 3.3% in revenue and 10.3% in gross profit.

Our Adjusted EBITDA for Q2 was $1.4 million dollars, which was up 160% on the prior year and growth of 21% from Q1 2021. On a non-adjusted basis, we delivered EBITDA of $9.7 million dollars, having received forgiveness of the first $10 million dollars of Paycheck Protection Program loans totaling $19.4 million. In the second quarter we recorded a $239,000 COVID-related bad debt in our US business on the last day of the quarter.

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As a result of our strengthened Balance Sheet, interest burden has been reduced by 50% from where it was a year ago - which has led to $7.8 million in net income for the second quarter - against a net loss in 2020 of $3.8 million. I’m pleased to report that as of last week we have reduced our non-receivables debt and redeemable preference shares from approx. $72.3 million dollars in June 2020 to $13.5 million now. Year-To-Date we have positive net income of $6.2 million dollars against a prior-year loss of $10.8 million, an improvement of $1.7 million

We continued to sell new business through the quarter in both the US and the UK and our numbers are showing important progress. The deeper step-change progress is expected in early September when the US stimulus unemployment check program ends. The unemployment stimulus has adversely impacted the growth of our Commercial Staffing business and competing to attract workers against the US stimulus program has been a challenge. We are successfully rising to that challenge.

Overall, we are very pleased with the outcome of this quarter and, with that, I will hand the call over to Khalid Anwar, our Principal Financial and Accounting Officer, for a further financial update. Khalid.

Khalid Anwar:

Thank you, Brendan, and good morning everyone.

For the second quarter of 2021, revenues of $50.5 million dollars reflect an increase of 16.5% over the prior year of $43.4 million. Excluding the divested business – firstPRO – revenues increased by 22.9%. The increase included favorable foreign currency translation of $2.1 million. The remaining increase was due to organic growth in the businesses in the US and UK by $7.3 million, offset by divested business of $2.2 million.

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Revenue during the quarter was comprised of $49.2 million dollars of temporary contractor revenue and $1.3 million of permanent placement revenue. The temporary contractor revenue is now running at approximately $3,800 dollars per week. After adjusting for the divested business, that number is up by more than 22% from approximately $3,100 dollars per week in the prior year second quarter. Temporary contractor revenue is also up from approximately $3,700 dollars per week in the first quarter of this year. We ended the quarter with approximately 3,500 temporary workers and there has been an overall uptick in utilization.

Gross profit for the quarter of $9.0 million dollars increased by $1.5 million, or 19.4%, over the comparative second quarter of the prior year. Excluding the divested business, gross profit increased by $2.4 million dollars, or 36.8%.

Gross margin for the quarter was 17.8% compared with 17.4% in the prior year’s second quarter. Excluding the divested business, gross margin for Q2 2020 was 16.0%.

Operating expenses for the quarter were $10.1 million dollars, an increase of 12.3%, or $1.1 million, from same time last year. Excluding the divested business, operating expenses were higher from last year by $2.3 million. The increase was driven by higher commissions due to the growth in business, bad debt expense on a customer that filed for bankruptcy, adjustment of accounting fees between Q1 and Q2 (YTD is in line); legal costs related to setting up the company for S-1 & S-3 filings; other consulting costs; and also, higher insurance costs, partially offset by overall reduction in general and administrative costs.

Loss from operations narrowed to $1.1 million dollars versus a loss of $1.5 million in the prior year. Excluding divested business, the prior year loss was $1.3 million.

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Other income of $8.9 million dollars includes the 100% forgiveness of $10.0 million of the PPP loan for Monroe Staffing Services, plus accrued interest of $91 thousand dollars. Interest expense of $1.2 million is favorable to last year by about $927 thousand dollars, helped by the Company’s successful efforts to reduce its debt load over the last several months. As you know, these efforts have continued into the third quarter.

This quarterly performance translated into $7.8 million dollars of net income versus a loss of $3.8 million last year.

EBITDA of $9.7 million improved significantly from a loss of $845 thousand dollars, (or a loss of $649 thousand excluding the divested business).

Adjusted EBITDA of $1.4 million was higher by $842 thousand dollars from Q2 last year, an increase of 160%. Year-To-Date Adjusted EBITDA of $2.5 million was favorable to last year by $768 thousand dollars, an increase of 44%.

Finally, more positive news in the third quarter:

●	We previously shared that the SBA gave us formal notice that the remaining PPP loans of $9.4 million have been fully forgiven.

●	The Company sold shares in the market raising an additional $11.2 million dollars,

○ And, importantly, paid down $8.3 million in debt (after transaction fees and working capital needs).

●	Since December 2020, the Company has now raised more than $40 million via stock offering and has reduced its total debt and redeemable preference shares by $58.8 million dollars. As a result, on a Year-To-Date basis, the Company eliminated $2.1 million in interest expense.

I will now turn the call back to Brendan. Thank you.

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Brendan Flood:

Thank you, Khalid.

The pandemic has forced us all to adapt and to challenge the way we evaluate our business models. I’m pleased to note that the recovery is most certainly underway as evidenced by the recent encouraging jobs reports issued by the US Bureau of Labor Statistics. Every month this year has shown positive growth in non-farm labor.

As reported in the Wall St. Journal, the Delta variant of COVID-19 isn’t expected to dent the robust US recovery – however, nobody can predict that future. We are cautiously optimistic as we continue to closely monitor the situation.

There are literally millions of job vacancies created as the pandemic eases. We continue to expect that pent up demand for staffing will accelerate growth — and we could very well see the next year or two as the biggest years in staffing history.

As I mentioned on last quarter’s call, we see the same similarities in the staffing market recovery and opportunity as do our peers — and we reiterate our previous comments that our industry and Staffing 360 Solutions are now expected to be in a continuing growth period — with a strong recovery expected in the second half of 2021 lasting well into 2022.

One major difference between this downturn and those that have gone before, is the strong recovery this time in permanent placement (or direct hire) over temporary contracting. Excluding the disposed business, our permanent placement gross profit was up 52% Year-Over-Year in Q2 and we expect at least that same level of growth in Q3. It’s not quite the middle of Q3 - and we have already generated more permanent placement business this quarter than we did in all Q3 last year. And I point out that permanent placement is a higher gross margin business.

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Temporary or contract staffing has been a little slower to recover and this should certainly change with the ending of the stimulus program in early September, as previously mentioned.

Khalid has already said that recently all three of our remaining PPP loans totaling $9.4 million have now been fully forgiven, and will be accounted for in our Q3 results.

The second half of 2020 delivered $102.5 million dollars of revenue ($100.5 million excluding the sale of firstPRO) with gross profit of $15.8 million, excluding the disposal. While not issuing specific guidance, we do expect to (significantly) beat both of those revenue and gross profit numbers in the second half of the current year.

In summary Staffing 360 Solutions continues to benefit from top line growth resulting from our swift and strong reorganization at the onset of the pandemic; the economic recovery and lower overall spending by the Company.

I’m pleased to talk about some of our business wins:

●	We continue to sign-up approximately 12 new customers per month within our Commercial Staffing business – bringing us to nearly 100 new contracts since the beginning of the year.

●	Our largest UK client is progressing through the legal documentation for a new two-year extension to our framework agreement – and, importantly - has also awarded us the exclusive Managed Service Provider position on all of its IT recruitment globally. This program started in July and will continue for at least two years.

●	A large UK client continues to drive its growth, with our support, in both the UK, Poland, and the US, and

●	Our largest client in Professional Staffing in the US has asked us to extend our reach into three additional states and is now looking at additional opportunities for us to collaborate more broadly. I look forward to talking more about that in our Q3 call.

●	In the US we are certainly seeing a candidate-driven market, especially while the stimulus check program continues. A large portion of our client relationship management is geared around educating clients on required pay rates so that they are not competing, even with McDonald’s, which is providing pay rates of $17 per hour in Massachusetts.

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While business has been good and improving, our internal corporate focus has simultaneously been on refinancing our balance sheet - and continuing looking after the safety of our employees, their families and our contractors.

In line with many companies across the United States, we recently adopted a workplace safety policy which mandates that all of our internal employees be fully vaccinated against COVID-19 unless they request and receive reasonable accommodation for a medical or religious exemption.

In order to meet the growing demands of our business and to control what we can to avoid interruptions in productivity and office closings - we believe that this was a necessary step, and one that follows the ongoing scientific advice. Each week, a growing number of companies and local entities are taking a similar position. I would like to thank all of our internal employees who support this decision.

Many people have asked why we have executed on a number of capital raises in the past eight months. The simple answer is that the funds have been available and that securing our financial future has been one of the core issues that we have been dealing with for several years. There is no certainty that this access to capital will last, but this period allowed us to take a huge cashflow burden off our shoulders which will be instrumental in allowing us to invest further in our operations so that we can more readily exploit the improving market that we are seeing.

We had to execute on a reverse stock split to make this happen and also to ensure that we maintained our Nasdaq listing, which is a core requirement in our raising of capital. Will there be a need for further raises? Most likely there will be, but I would expect it to be linked to directly or indirectly, and for the benefit of, our acquisition program. Right now, $13.5 million of non-receivables debt is very manageable and is not a drain on our operating cashflow — but does place some restrictions on our operating and M&A decisions. That said, we can look forward, with some degree of confidence, that we can execute a strong plan for the benefit of our shareholders.

As a result of the material fiscal improvements discussed - and as previously noted - we will begin to refocus on M&A in the second half of the year - which is now upon us. Deal flow continues to be strong – and we are optimistic that we can still see attractive multiples for valuation. We believe that, even though M&A deal flow is high and there is competition for growth, that the fragmented nature of the staffing market allows for accretive and attractively-priced acquisitions to be found.

With all of that said, I’d like to thank you for your time & attention this morning. I wish you good health and safety.

Operator, now I would like to hand the call over to you for our Q&A session.

Operator:

Thank you.

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We will now conduct a question-and-answer session. If you would like to ask a question, please press ‘star one’ on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may press ‘star two’ if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys. One moment, please, while we poll for questions.

Operator:

This marks the end of our Q & A session today. I’d now like to turn the call back over to Brendan Flood for a brief closing comment.

Brendan Flood:

Thank you, Operator.

I like to believe that resiliency is a team sport and once again, I commend our talented staff and management team for continuing to successfully navigate the ‘new normal’ with integrity and purpose in these less-than-ideal conditions. As I’ve noted before, since the dawn of the pandemic, we all now work smarter and more efficiently. Our improved financial condition, strategic efforts, operational efficiencies, enhanced ability to execute, and the long-term market opportunities in front of us, are all driving momentum.

The speed with which the vaccination programs are rolling out in our two main markets provides us with the confidence to continue to believe that we are coming out of this downturn stronger than when we went in.

As we build upon our improved financial foundation, we anticipate that we will keep on driving improvements to our operational performance and to continue to drive and maintain shareholder value as we progress on our path toward our goal to build a profitable $500 million dollar revenue company.

Thank you all. I wish you continued good health and look forward to speaking with you again to discuss what we anticipate will be further improved Q3 results.

Operator that is the end of our call.

Operator:

Thank you.

Everyone, this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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